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                                                                     EXHIBIT 3.1

                            ARTICLE XI
               Series A Convertible Preferred Stock


     11.1 Number and Designation.  Five hundred thousand shares of
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the preferred stock of the corporation shall be designated Series
A Convertible Preferred Stock (the "Series A Shares").

     11.2 Dividends.  The holders of the Series A Shares shall be
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entitled to receive cash dividends, when and as declared by the board of directors, out of funds legally available therefor, as follows:

            Period                      Dividend Rate Per Annum
- ---------------------------------       -----------------------
Year 1 ending       June 30, 1996               0.00%
Year 2 ending       June 30, 1997              14.60%
Year 3 ending       June 30, 1998              16.60%
Year 4 ending       June 30, 1999              18.60%
Year 5 ending       June 30, 2000              20.60%
Year 6 ending       June 30, 2001              22.60%

The dividend rate shall increase 3% per year thereafter until all Series A Shares have been redeemed.

Said dividend is payable quarterly each year beginning with the quarter ended September 30, 1996, on the first day of October, January, April, and July in each year. Dividends shall be cumulative from the date due. If the board of directors fails to declare, or the corporation otherwise fails to pay, a dividend for any quarter and such dividend payment is not made within 30 days of the applicable payment date, such dividend shall accrue and bear interest at the dividend rate, and become payable at the time the next dividend is due. Dividend payments made by the corporation in any quarter shall first be applied to accrued interest, second, to the dividend payment due that quarter and third to any accrued but unpaid dividends, starting with the most recent accrued but unpaid dividend.

     11.3 Liquidation. In the event of any liquidation, dissolution or winding
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up of the corporation, whether voluntary or involuntary, the holders of the
Series A Shares shall be entitled to receive, out of the assets of the corporation available for distribution to its shareholders, an amount equal to $3.125 per share of Series A Shares, plus all dividends accrued and unpaid up to the date of such payment, and no more, before any payment shall be made or any assets distributed to the holders of the corporation's common stock (the "Common Stock"). If the assets of the corporation so distributable shall be insufficient to permit payment of the amounts due to the holders of the Series A Shares and the payment of amounts due to the holders of the Series B Cumulative Convertible Exchangeable Preferred Voting Stock (the

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"Series B Shares") upon liquidation, dissolution or winding up of the corporation, all of the assets shall be distributed ratably (based on the number of shares of Common Stock each holder of the Series A Shares or Series B Shares would be entitled to receive if such holders exercised their conversion rights) among the holders of the Series A Shares and the Series B Shares. For the purposes of this Section 11.3, the voluntary sale, lease, exchange or transfer of all or substantially all of the corporation's property or assets, or its consolidation or merger with any other corporation or corporations, shall not be deemed a liquidation, dissolution or winding up of the corporation.

     11.4 Voting Rights. Except to the extent required by the laws of Colorado,
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the holders of the Series A Shares shall have no voting rights whatsoever.

     11.5 Redemption. The Series A Shares shall be redeemable, in whole or in
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part, at the option of the corporation by resolution of the board of directors, by lot or pro rata if less than all of the Series A Shares are being redeemed, at any time and from time to time upon at least one year's prior written notice to the record holders thereof, at the addresses of such holders as the same appear on the records of the corporation, at the redemption price of $3.125 per share, plus all dividends accrued and unpaid up to the date fixed for redemption, and no more. If such notice of redemption shall have been duly given and if, on or before the redemption date specified in such notice, the funds necessary for such redemption shall have been set apart so as to be and continue to be available therefor, then, notwithstanding that any certificates representing Series A Shares called for redemption shall not have been surrendered, such Series A Shares shall no longer be deemed outstanding and all rights of the holders of such Series A Shares so called for redemption shall forthwith on such redemption date, cease and terminate, except the right of the holders thereof to receive the redemption price as specified above. In case less than all the Series A Shares represented by any surrendered certificates are redeemed, a new certificate shall be issued representing the unredeemed Series A Shares. Series A Shares that have been redeemed as provided herein shall revert to the status of authorized but unissued Series A Shares.

     11.6 Conversion. The holders of the Series A Shares shall have the right,
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at their option, to convert Series A Shares into shares of the Common Stock at any time and from time to time on the following terms and conditions:

          11.6.1 Series A Shares shall be converted at the option of the holder thereof into fully paid and nonassessable shares of the Common Stock at the rate of one share of Common Stock for each Series A Share (the "Conversion Rate"), subject to adjustment as provided in paragraph 11.6.4 below.

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          11.6.2 The corporation shall not issue, in connection with the conversion of Series A Shares, certificates for fractions, but in lieu thereof shall pay to any person who would otherwise be entitled thereto an amount of cash equal to such fraction multiplied by the Market Price (as hereinafter defined) of the Common Stock on the last business day of the week preceding the week in which the conversion privilege was deemed to have been exercised. As used herein, "Market Price" means the average of the closing bid and asked prices on such date as reported on a national stock exchange or over-the-counter market.

          11.6.3 In order for any holder of Series A Shares to convert the same into Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation and shall give written notice to the corporation that the holder elects to convert all or part of the Series A Shares represented by the certificate or certificates and shall state in writing therein the name or names in which the holder wishes the certificate or certificates for Common Stock to be issued. The corporation will, as soon as practicable thereafter, issue and deliver to such holder of the Series A Shares, or to the holder's nominee or nominees, certificates for the full number of shares of Common Stock to which the holder shall be entitled, together with cash in lieu of any fraction of a Share as provided in paragraph 11.6.2 above. If surrendered certificates for the Series A Shares are converted only in part, the corporation will issue and deliver to the holder, or to the holder's nominee or nominees, a new certificate or certificates representing the aggregate of the unconverted Series A Shares. Series A Shares shall be deemed to have been converted as of the date of the surrender of such Series A Shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

          11.6.4 The Conversion Rate shall be subject to adjustment as follows:

               (i) In case the corporation shall (a) pay a dividend or make a distribution on its Common Stock in shares of the capital stock of the corporation, (b) subdivide or split its outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, (d) issue by reclassification of its Common Stock (whether pursuant to a merger or consolidation or otherwise) any shares of the capital stock of the corporation, or (e) issue Common Stock at a price less than $3.125 per share, or issue stock purchase warrants or securities carrying conversion privileges at more favorable terms than the Series A Shares, the number and kind of shares issuable upon conversion of each Series A Share outstanding immediately prior thereto shall be adjusted so that the holder of each Series A Share shall be entitled to receive the kind and number of shares of Common Stock or other securities

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of the corporation which the holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series A Share been converted in full immediately prior to the earlier of the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (i) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. Such adjustment shall be made successively whenever any event listed above shall occur.

               (ii) In case of any reclassification or similar change of outstanding shares of Common Stock (other than as set forth in paragraph (i) above), or in case of the consolidation or merger of the corporation with another corporation, or the conveyance of all or substantially all of the assets of the corporation, each Series A Share shall thereafter be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Shares would have been entitled upon such reclassification, change, consolidation, merger or conveyance had such Series A Shares been converted immediately prior to the effective date of such event; and, in any such case, appropriate adjustments (as determined by the board of directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Shares to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other securities thereafter deliverable upon the conversion of the Series A Shares. The corporation shall not effect any such consolidation, merger or sale unless, prior to or simultaneously with the consummation thereof, the successor corporation or entity (if other than the corporation) resulting from such consolidation or merger or the corporation or entity purchasing such assets or other appropriate corporation or entity shall assume, by written instrument, (a) the obligation to deliver to the holder of each Series A Share such shares, securities, assets or cash as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (b) the other obligations hereunder.

               (iii) Upon the expiration of any subscription rights or warrants or the termination of any rights to convert or exchange any convertible securities for which the Conversion Rate has previously been adjusted (without exercise of such rights or warrants or conversion or exchange of such convertible securities), the Conversion Rate shall forthwith be readjusted to such Conversion Rate as would have been in effect at the time of such expiration or termination, had such rights, warrants or convertible securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

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               (iv) Except as specifically provided herein, no adjustment in the
Conversion Rate shall be made by reason of the issuance of shares of Common
Stock in exchange for cash, property or services.

               (v) Whenever the Conversion Rate is adjusted as herein provided, the corporation shall prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, and such certificate shall then be delivered to the holders of record of the Series A Shares.

               (vi) The adjustments herein provided for shall become effective immediately following the record date for any event for which the record date is designated and on the effective date for any other event.

     11.6.5 So long as any Series A Shares remain outstanding, and the holders thereof have the right to convert them into shares of Common Stock, the corporation shall reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversion.

     11.6.6 In case of any call for redemption of any Series A Shares, as provided in Section 11.5, the right of conversion provided in this Section 11.6 shall nevertheless continue, as to the Series A Shares called for redemption, up to the date of redemption specified in the notice given in accordance with
Section 11.5.

     11.6.7 Series A Shares that have been converted as provided herein shall revert to the status of authorized but unissued Series A Shares.

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